EXHIBIT 99

                                            FOR:   Consolidated Graphics, Inc.

                                    APPROVED BY:   Ronald E. Hale, Jr.
                                                   Vice President & Treasurer
                                                   (713) 787-0977

                                        CONTACT:   Betsy Brod/Nancy Healy
                                                   Media: Stan Froelich
                                                   Morgen-Walke Associates, Inc.
                                                   (212) 850-5600

FOR IMMEDIATE RELEASE

              CONSOLIDATED GRAPHICS TO ACQUIRE HEATH PRINTERS OF SEATTLE
                     AND COLUMBIA LITHOGRAPH OF LOS ANGELES

     HOUSTON, TEXAS - January 15, 1998 -- Consolidated Graphics, Inc. (NYSE:CGX) today announced that it has reached an agreement to acquire Heath Printers, Inc. of Seattle, Washington and that it has completed the purchase of Columbia Lithograph of Los Angeles, California. Terms of the transactions were not disclosed.

     Heath Printers, formed in 1954, is one of the premier commercial printers in the Seattle market. The management of the company, Nancy Zylstra, President, Brian Jaeger, Sales Manager, and Brian Miller, Plant Manager, who collectively have over 40 years of service to Heath and its customers, will remain with the Company.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "The addition of Heath Printers expands our presence in Seattle and complements our existing operation in that market. Heath Printers has maintained an excellent reputation for quality and service throughout its history. They were the first company in Washington State with a six-color press and in-house color separation, investments designed to improve product quality and service for their customers. This commitment by the company and its employees to customer satisfaction has been the key to their success."

     Consolidated Graphics has also announced the purchase of Columbia Lithograph, a Los Angeles based commercial printing company. Stephen Hutchins, with over 25 years experience in the printing industry, will serve as the company's Chief Executive Officer. Ron Nyborg will continue with the company as President.

                                -more-

     Commenting on the Columbia transaction, Davis continued, "This acquisition expands our presence in the Los Angeles market and gives us the opportunity to provide the management and financial resources necessary to expand the market position of Columbia Lithograph, a market presence earned serving the Los Angeles area for over fifty years."

     Consolidated Graphics, Inc. is recognized as the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 31 companies with annualized revenues in excess of $290 million.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions that are subject to the execution of definitive agreements, general economic conditions, continued demand for its product, the availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

                                 #     #     #